                                                                    EXHIBIT 99.1

  SYMBOL TECHNOLOGIES REPORTS FIRST-QUARTER 2005 FINANCIAL RESULTS
   REVENUE OF $457.5 MILLION AND NET EARNINGS OF $22.2 MILLION, OR $0.09 EPS;
     TELECONFERENCE 4:45 P.M. (ET), EASTERN TIME TUESDAY, MAY 3, TO DISCUSS
                           FIRST-QUARTER 2005 RESULTS

     HOLTSVILLE, N.Y., May 3, 2005 - Symbol Technologies, Inc. (NYSE:SBL), The Enterprise Mobility Company(TM), today reported financial results for first quarter 2005. The Company will host a teleconference and Web conference at 4:45 p.m. (ET), Eastern Time Tuesday, May 3, to discuss the results.

     Revenue for the first quarter ended March 31, 2005, was $457.5 million, representing the Company's highest quarterly revenue in its history as well as a gain of 9 percent over first-quarter 2004 revenue of $419.7 million and an increase of 2 percent over fourth-quarter 2004 revenue of $450.5 million.

     First-quarter 2005 net earnings were $22.2 million, or $0.09 per share, compared with first-quarter 2004 net earnings of $6.8 million, or $0.03 per share, and fourth-quarter 2004 net earnings of $28.5 million, or $0.11 per share.

FIRST-QUARTER 2005 HIGHLIGHTS

     Other financial trends that the Company experienced in the first quarter of 2005 are as follows:

  - Eight sequential quarters of increased product bookings, reaching $382.5 million and representing a 9 percent year-over-year increase over $351.9 million in product bookings in 2004's first quarter.

  - Five sequential quarters of DSOs below 30 days.

  - First-quarter 2005 inventory turns of 5.8, the highest of any quarter of the last two years.

  - Cash flow from operations of $72.7 million.

  - Cash balances at March 31, 2005, at $218.2 million, which excludes the $51.6 million of restricted cash on the balance sheet.

  - Drawings under short-term credit facility reduced by $50 million.

INCREASE IN PRODUCT REVENUE

     First-quarter 2005 product revenue increased just over 10 percent year-over-year to $384.2 million from $348.2 million in first quarter 2004, and was up sequentially 2 percent from $375.0 million in 2004's fourth quarter. The year-over-year increase in product revenue is primarily attributable to growth in the Mobile Computing Division as well as the RFID Division. The Wireless Infrastructure Division, together with the Advanced Data Capture Division, generated the sequential increase in product revenue. Also, the Advanced Data Capture Division in the first quarter experienced record product bookings, with an increase in bookings in all three of the Company's geographic sales theaters and across all of the division's product lines, including scan engines that the Company sells to third parties.

SERVICE REVENUE AT EXPECTED ANNUALIZED RATE

     First-quarter 2005 service revenue was $73.2 million, a 3 percent increase versus first-quarter 2004 service revenue of $71.4 million. Service revenue declined 3 percent from fourth quarter 2004 revenue of $75.5 million. The year-over-year growth in overall services revenue was diluted by a 52 percent decline in Professional Services revenue. Year-over-year growth in Customer Services revenue was about 9 percent as improvements in the delivery execution model generated gains in attach rates and bettered the overall customer experience.

CONTINUED GROSS PROFIT GROWTH

     Year over year, first-quarter 2005 gross profit increased just over 5 percent to $205.6 million from $194.9 million in first quarter 2004 but was down about 5 percent sequentially from fourth-quarter 2004 gross profit of $216.7 million. First-quarter 2005 gross margins of 44.9 percent were unfavorably impacted by a strengthening U.S. dollar and a greater mix of RFID revenue as well as a greater-than-normal mix of revenue from larger sales with lower profit margins.

OPERATING EXPENSES RISE

     Operating expenses in first quarter 2005 were $181.2 million, up 10 percent compared to 2004's first-quarter operating expense of $165.5 million and up 2 percent sequentially from fourth-quarter 2004 operating expense of $178.1 million. The increase was primarily the result of increased costs related to engineering and product development as well as an increase in sales expense related to the Company's initiative to improve its sales coverage.

DECLINES IN OPERATING INCOME AND MARGIN

     Earnings from operations for 2005's first quarter were $24.3 million, just under an 18 percent decrease from the prior year's first-quarter total of $29.5 million. Operating margin for first quarter 2005 declined 3.3 percentage points from the fourth quarter 2004 to 5.3 percent.

OTHER INCOME/EXPENSE AND EFFECTIVE TAX RATE

     First-quarter 2005 net earnings of $22.2 million, or $0.09 per share, included a negative impact of a mark-to-market adjustment of the Cisco SAILS by $3.5 million. In addition, the Company did not receive a $2.5 million royalty payment that was due at the end of the first quarter. Due to a number of favorable items, the effective tax rate in first quarter 2005 was a negative 25 percent. This tax benefit is attributable to refunds and settlements relating to foreign and domestic tax matters, as well as the receipt of favorable rulings from U.S. and foreign tax authorities.

CONTINUED STRONG CASH FLOW FROM OPERATIONS

     The Company ended March 2005 with $218.2 million in cash, a slight increase from December 31, 2004, after paying down $50 million of its short-term credit facility. In first quarter 2005, the Company had cash flow from operations of $72.7 million.

CONTINUED STRONG OPERATING AND FINANCIAL PERFORMANCE

     "The positive trends that we experienced during 2003 and 2004 continued in 2005's first quarter. At $457.5 million, this was a record-revenue quarter for Symbol, although it was slightly lower than we had expected, as the economy and information technology spending cooled in Q1," said William R. Nuti, Symbol president and chief executive officer.

     "Going forward, we're planning to adopt a more concerted approach to reducing total operating expenses, both on an absolute basis and as a percentage of sales. As we complete our three-year turn-around plan, which we began to implement in 2003, our attentions can now be focused on organizing around growth and profitability versus a successful turn-around. Net-net, with the turn-around phase of our strategic plan nearing its end, now is the right time to take the work that has been substantially completed and turn it into bottom-line leverage for our shareholders. While we cannot discuss details with you right now, our target is to lower our operating expense run rate to approximately $170 million by year-end 2005. On our 2005 second-quarter earnings call, likely to be held in early August, we will provide details on any charges associated with this plan and outline the anticipated financial impact to our operating margins in 2005," Nuti added.

     Mark T. Greenquist, Symbol senior vice president and chief financial officer, said, "With cash flow from operations of approximately $73 million, 2005's first quarter represented another solid performance for cash generation. In addition, at $218 million, our cash balances at March 31, 2005, remained unchanged versus year-end 2004. That balance excludes the $52 million of restricted cash on the balance sheet. Also of note, the Company paid down an additional $50 million in bank debt in the first quarter."

2005 SECOND-QUARTER AND FULL-YEAR GUIDANCE

     The Company expects that revenue in second quarter 2005 will be in a range of $460 million to $470 million, representing growth of 1 percent to 3 percent sequentially and 6 percent to 9 percent year-over-year. With regard to full-year revenue guidance, the Company believes that revenue growth for fiscal year 2005 will likely be at the lower end of its previously disclosed 10 percent to 15 percent range. Second-quarter gross margin is expected to be in the 45 percent to 46 percent range, and operating expenses are anticipated to be in a range of $177 million to $180 million.

     Diluted earnings per share for second quarter 2005 are expected to be $0.05 to $0.07 per share, reflecting the anticipated impact of a change in New York state tax law that would result in a second-quarter effective tax rate of approximately 50 percent, compared to a normalized effective tax rate of 34 percent.

     Without the one-time negative impact, diluted EPS would be $0.07 to $0.09, which would represent second-quarter operating margins of approximately
6.5 percent to 7.5 percent.

     In addition to including diluted earnings per share in guidance for the second quarter ending June 30, 2005, under accounting principles generally accepted in the U.S. ("GAAP"), Symbol disclosed adjusted diluted earnings per share guidance after giving effect to the anticipated impact of a change in New York state tax law that would negatively affect diluted earnings per share for the second quarter ending June 30, 2005, that the Securities and Exchange Commission defines as a "non-GAAP financial measure." This non-GAAP financial measure should not be considered in isolation or as an alternative to diluted earnings per share or any other measure of performance derived in accordance with GAAP. However, a non-GAAP measure provides useful supplemental information for management and investors and allows them to perform meaningful comparisons for the Company's past and present results. For a reconciliation of this non-GAAP measure, see the table below with the heading "Non-GAAP Financial Measure."

TELECONFERENCE INFORMATION

To participate in the teleconference, dial 800-946-0720 (domestic) and 719-457-2646 (international) at least 10 minutes prior to commencement of the call.

WEBCAST INFORMATION: To listen to a live audiocast (listen only), access www.symbol.com/investor and click on the link next to the microphone icon.

TELECONFERENCE PRESENTATION: To view the financial presentation via the Web, access www.symbol.com/investor at least 10 minutes prior to the start of the teleconference. At the site, click on the link next to the microphone icon; you are required to provide your name and e-mail address. Please be advised that registration permits you to enroll prior to the conference, but this is not mandatory for participation. This is an unrestricted Web site and a password is not required. In addition, a copy of the presentation will be posted in PDF format on the Company's investor home page, www.symbol.com/investor.

REPLAY INFORMATION: A synchronized Web cast and audio replay will be available on the Company's investor home page on a 24-hour non-stop basis within two hours of the conclusion of the call. An audio replay of the teleconference will be available from 7:30 p.m. ET (Eastern Time) Tuesday, May 3, through
Tuesday, May 31, by calling toll-free 888-203-1112 (domestic) and 719-457-0820 (international), and entering access code 3429710.

ABOUT SYMBOL TECHNOLOGIES

     Symbol Technologies, Inc., The Enterprise Mobility Company(TM), is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs under the Symbol Enterprise Mobility Services brand. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world's leading retailers, transportation and logistics companies, manufacturers, warehouse and distribution centers, government agencies and healthcare. More information is available at www.symbol.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, control of costs and expenses, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Symbol with the Securities and Exchange Commission. Symbol disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MEDIA INFORMATION:
Patricia Hall
Symbol Technologies, Inc.
631-738-5636
hallp@symbol.com

FOR FINANCIAL INFORMATION:
Nancy Tully
Symbol Technologies, Inc.
631-738-5050
tullyn@symbol.com

SYMBOL TECHNOLOGIES, INC. & SUBSIDIARIES
Condensed Consolidated Statement of Operations

                                                                      THREE MONTHS ENDING
                                                                      -------------------
($ Millions, except per share data)               MARCH 31, 2005    DECEMBER 31, 2004      MARCH 31, 2004
                                                  --------------    -----------------      --------------
Net Revenue                                           $ 457.5             $ 450.5            $ 419.7
Cost of Revenue                                         251.9               233.8              224.7
                                                      -------             -------            -------
  Gross Profit                                          205.6               216.7              194.9
Operating Expenses:
  Engineering                                            42.4                41.4               41.6
  S, G&A                                                138.9               136.1              123.9
  Other                                                    --                 0.6                 --
                                                      -------             -------            -------
    Total Operating Expenses                            181.2               178.1              165.5
                                                      -------             -------            -------
Earnings from operations                                 24.3                38.6               29.5
Other Expense (Income), net                               6.6                 9.6               (1.0)
                                                      -------             -------            -------
Net earnings before taxes                                17.8                29.0               30.5
(Benefit from) Provision for income taxes                (4.4)                0.5               23.6
                                                      -------             -------            -------
Net Earnings                                          $  22.2             $  28.5            $   6.8
                                                      =======             =======            =======
Earnings per share                                    $  0.09             $  0.11            $  0.03

Avg. Diluted shares outstanding (M)                     251.3               248.5              239.4

PERCENTAGE OF REVENUE*

Net Revenue                                             100.0%              100.0%             100.0%
Cost of Revenue                                          55.1%               51.9%              53.5%
                                                      -------             -------            -------
  Gross Profit                                           44.9%               48.1%              46.5%
Operating Expenses:
  Engineering                                             9.3%                9.2%               9.9%
  S, G&A                                                 30.4%               30.2%              29.5%
  Other                                                    --                 0.1%                --
                                                      -------             -------            -------
    Total Operating Expenses                             39.6%               39.5%              39.4%
                                                      -------             -------            -------
Earnings from operations                                  5.3%                8.6%               7.0%
Other Expense (Income), net                               1.4%                2.1%              (0.2)%
                                                      -------             -------            -------
Net earnings before taxes                                 3.9%                6.4%               7.3%
(Benefit from) Provision for income taxes                (1.0)%               0.1%               5.6%
                                                      -------             -------            -------
Net Earnings                                              4.8%                6.3%               1.6%

* Certain numbers may differ slightly due to rounding

SYMBOL TECHNOLOGIES, INC. & SUBSIDIARIES
Condensed Consolidated Balance Sheet Trend

                                                                        BALANCE SHEET AT
                                                                        ----------------
($ Millions)                                       March 31, 2005      December 31, 2004      March 31, 2004
                                                   --------------      -----------------      --------------
Assets
  Cash and cash equivalents                           $    218.2           $    217.6           $    179.0
  Accounts receivable, net                                 111.1                113.7                119.6
  Inventories, net                                         172.4                207.3                211.7
  Deferred income taxes                                    180.4                179.9                141.0
  Other current assets                                      27.0                 24.3                 25.9
                                                      ----------           ----------           ----------
Total current assets                                       709.2                742.8                677.2

Property, plant & equipment, net                           249.5                241.5                207.5
Intangible and other assets, net                           912.6                946.1                705.3
                                                      ----------           ----------           ----------
Total assets                                          $  1,871.3           $  1,930.4           $  1,590.0
                                                      ==========           ==========           ==========

Liabilities & stockholders' equity
  A/P and accrued exp                                 $    399.8           $    414.9           $    442.2
  Current portion of L.T.D                                  79.2                118.1                  3.6
  Income taxes payable                                       9.0                 20.1                  0.5
  Deferred revenue & other                                  59.4                 53.7                 42.7
Total current liabilities                                  547.4                606.8                489.0

L.T.D., less current maturities                            162.7                176.1                104.4
Other liabilities and deferred rev                          61.4                 75.0                 62.2

Stockholders' equity
  Common stock issued                                        2.7                  2.7                  2.6
  Other stockholders' equity                             1,097.1              1,069.8                931.8
Total stockholders' equity                               1,099.8              1,072.5                934.4
                                                      ----------           ----------           ----------
Total liabilities and stockholders' equity            $  1,871.3           $  1,930.4           $  1,590.0
                                                      ==========           ==========           ==========
Financial ratios:
  Days sales outstanding                                      22                   23                   26
  Inventory turnover                                         5.8                  4.5                  4.2
  Working capital % of revenue                               8.8%                 7.6%                11.2%
  Return on assets                                           4.7%                 5.9%                 1.7%
  Return on equity                                           8.2%                10.9%                 3.0%

* Certain numbers may differ slightly due to rounding

SYMBOL TECHNOLOGIES, INC. & SUBSIDIARIES
Condensed Consolidated Cash Flow Trend

                                                                            THREE MONTHS ENDING
                                                                            -------------------
($ Millions)                                                          MARCH 31, 2005       MARCH 31, 2004
                                                                      --------------       --------------
Cash Flows from Operating Activities
     Net earnings                                                        $   22.2           $    6.8
     Depreciation & amortization                                             17.3               18.0

CHANGES IN ASSETS & LIABILITIES
     Accounts receivable                                                      0.8               27.6
     Inventories                                                             33.2                0.2
     Accounts payable & accrued expenses                                     (5.9)             (49.6)
     Other changes, net                                                       5.1               37.7
                                                                         --------           --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                    72.7               40.8
                                                                         --------           --------
CASH FLOWS FROM INVESTING ACTIVITIES
     Expenditures for PP&E                                                  (21.1)             (11.2)
     Other investing                                                         (1.7)              (4.0)
                                                                         --------           --------
NET CASH USED IN INVESTING ACTIVITIES                                       (22.8)             (15.2)
                                                                         --------           --------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net changes in debt                                                    (50.3)              13.7
     Other                                                                    1.0              (10.3)
                                                                         --------           --------
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES (INC. FX)               (49.3)               3.4
                                                                         ========           ========
NET CHANGE IN CASH                                                            0.6               29.0
                                                                         ========           ========
Beginning Cash Balance                                                      217.6              150.0
                                                                         ========           ========
Ending Cash Balance                                                      $  218.2           $  179.0
                                                                         ========           ========

* Certain numbers may differ slightly due to rounding

SYMBOL TECHNOLOGIES, INC. & SUBSIDIARIES
Non-GAAP Financial Measure

ADJUSTED DILUTED EARNINGS PER SHARE:

         Symbol believes that diluted earnings per share is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to adjusted diluted earnings per share. The following table reconciles diluted earnings per share to adjusted diluted earnings per share for the second quarter ending June 30, 2005 guidance.

                                                                                      DILUTED EARNINGS PER SHARE GUIDANCE
                                                                                      FOR THE QUARTER ENDING JUNE 30, 2005
                                                                                     ----------------------------------------
     GUIDANCE FOR Q2 2005 DILUTED EARNINGS PER SHARE - GAAP                                      $0.05 - $0.07
     ANTICIPATED IMPACT OF A CHANGE IN NEW YORK STATE TAX LAW                                     0.02 -  0.02
                                                                                     ----------------------------------------
     GUIDANCE FOR Q2 2005 ADJUSTED DILUTED EARNINGS PER SHARE - NON GAAP                         $0.07 - $0.09
                                                                                     ========================================